Exhibit 99.1

For Immediate Release

UQM Technologies Reports First Quarter Financial Results

Revenue $3.7 Million; Acquisition by Danfoss Approved by Shareholders

LONGMONT, COLORADO, MAY 14, 2019 – UQM Technologies, Inc. (NYSE American: UQM) (“UQM” or the “Company”), a developer of alternative energy technologies, today announced operating results for the first quarter ended March 31, 2019.

Recent Highlights

•	Reported revenue of $3.7 million for the first quarter of 2019 versus $1.6 million for the prior-year period
•

Held special meeting of shareholders on April 23, 2019 at which the acquisition by Danfoss A/S (“Danfoss”) was approved by 69.65% of outstanding shares – such that 92.38% of total shares voted were in favor of the merger

•	The transaction – at $1.71 per share, or approximately $100 million total valuation – is anticipated to close during the second quarter of 2019, subject to government and regulatory approvals

“UQM took the next step in its evolution on April 23, 2019, when the acquisition by Danfoss was overwhelmingly approved by shareholders,” said Joe Mitchell, UQM Technologies’ President and Chief Executive Officer. “With over 92% of votes cast in favor of this monumental transaction, everything is moving in the right direction for our merger to close during the second quarter. We continue to work with CFIUS – and Danfoss – to prepare for this transformational event where our products can more effectively compete, penetrate new markets, and play an important role in the electric vehicles of tomorrow.”

Results for the Three Months Ended March 31, 2019

Revenue for the first quarter of 2019 was $3.7 million compared with $1.6 million for the first quarter of 2018. UQM’s net loss for the first quarter was $2.6 million, or $(0.05) per common share, compared to a net loss of $1.9 million, or $(0.04) per common share, last year, primarily reflecting higher SG&A costs due to merger-related professional and administrative expenses.

Conference Call

The Company will host a conference call tomorrow, May 15, 2019, at 10:30 a.m. Eastern Time, to discuss operating results for the quarter ended March 31, 2019. To attend the conference call, please dial 888-241-0326 approximately ten minutes before the conference is scheduled to begin and provide the conference ID “2289855” to access the call. International callers should dial +1 647-427-3411. The call will also be webcast live and accessed from the company’s website at www.uqm.com/investors. Parties listening via the webcast will be in a “listen-only” mode. Please log onto UQM’s website ten minutes prior to the start of the webcast to register.

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

An audio replay of the webcast will be available two hours after the call and can be accessed on the investor page of website using the link listed above.

About UQM

UQM Technologies is a developer and manufacturer of power-dense, high-efficiency electric motors, generators, power electronic controllers and fuel cell compressors for the commercial truck, bus, automotive, marine and industrial markets. A major emphasis for UQM is developing propulsion systems for electric, hybrid electric, plug-in hybrid electric and fuel cell electric vehicles. UQM is IATF 16949 and ISO 14001 certified and located in Longmont, Colorado. For more information, please visit www.uqm.com.

This Release contains statements that constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements appear in a number of places in this Release and include statements regarding our plans, beliefs or current expectations; including those plans, beliefs and expectations of our management with respect to, among other things, gaining required certifications, new product developments, the merger with Danfoss, future orders to be received from our customers, sales of products from inventory, future financial results, liquidity, and the continued growth of the electric-powered vehicle industry. Important Risk Factors that could cause actual results to differ from those contained in the forward-looking statements are contained in our Form 10-K and Form 10-Q’s, which are available through our website at www.uqm.com  or at www.sec.gov.

Company Contacts:

Chris Witty

UQM Investor Relations

646-438-9385

cwitty@darrowir.com

or

David Rosenthal

UQM Technologies, Inc.

303-682-4900

investor@uqm.com

Source: UQM Technologies, Inc.

###Tables Attached###

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Statements of Operations (unaudited)

(derived from the Company’s Quarterly Report on Form 10-Q)

	Three Months Ended March 31,
	2019	2018

Revenue:
Product sales	$2,991,409	$1,405,364
Contract services	692,327	206,210
	3,683,736	1,611,574
Operating costs and expenses:
Costs of product sales	2,593,264	1,176,138
Costs of contract services	369,906	128,765
Research and development	502,184	678,505
Selling, general and administrative	2,692,207	1,519,917
	6,157,561	3,503,325

Loss from operations	(2,473,825)	(1,891,751)

Other income (expense):
Interest income	129	3,131
Interest expense	(75,005)	(43,768)
Amortization of deferred financing costs	(13,159)	(9,327)
Other	11,172	8,917
	(76,863)	(41,047)

Net loss	$(2,550,688)	$(1,932,798)

Net loss per common share - basic and diluted	$(0.05)	$(0.04)

Weighted average number of shares of common stock outstanding - basic and diluted	55,349,670	54,124,230

UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901

UQM TECHNOLOGIES, INC. AND SUBSIDIARIES

Consolidated Condensed Balance Sheets (unaudited)
(derived from the Company’s Annual Report on Form 10-K)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$2,910,507	$1,918,570
Restricted cash	222,392	296,314
Accounts receivable	1,541,178	1,681,289
Inventories, net	4,815,599	4,783,887
Prepaid expenses and other current assets	282,403	377,762
Total current assets	9,772,079	9,057,822

Property and equipment, at cost:
Land	896,388	896,388
Building	4,516,301	4,516,301
Machinery and equipment	7,719,597	7,479,790
	13,132,286	12,892,479
Less accumulated depreciation	(8,381,913)	(8,282,269)
Net property and equipment	4,750,373	4,610,210

Patent costs, net of accumulated amortization of $976,215 and $958,543, respectively	271,328	260,021
Trademark costs, net of accumulated amortization of $91,001 and $86,505, respectively	84,840	85,964
Other assets	94,899	-
Total assets	$14,973,519	$14,014,017

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$2,679,319	$2,995,632
Unearned revenue	1,308,664	736,819
Other current liabilities	1,788,979	1,394,150
Deferred contract liabilities	230,116	110,727
Current debt, net of deferred financing costs of $26,933 and $7,772, respectively	4,637,596	4,656,757
Total current liabilities	10,644,674	9,894,085

Other long-term liabilities	168,282	106,159
Total long-term liabilities	168,282	106,159

Total liabilities	10,812,956	10,000,244

Stockholders’ equity:
Common stock, $0.01 par value, 175,000,000 shares authorized; 56,222,189 and 54,267,440 shares issued and outstanding, respectively	562,222	542,674
Additional paid-in capital	137,323,841	134,645,911
Accumulated deficit	(133,725,500)	(131,174,812)
Total stockholders’ equity	4,160,563	4,013,773

Total liabilities and stockholders’ equity	$14,973,519	$14,014,017

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UQM TECHNOLOGIES, INC. 4120 SPECIALTY PLACE, LONGMONT, COLORADO 80504 (303) 682-4900 FAX (303) 682-4901